Exhibit 10.1
September 13, 2007
Jon Schneider
6647 Capistrano Beach Trail
Delray Beach, Florida 33446
     Dear Jon:
     This Separation Agreement (“Agreement”) dated September 13, 2007 supersedes any prior agreements executed by and between Home Diagnostics, Inc. (“HDI”) and Jon Schneider, except for paragraphs 1 through 6 of the Employee Confidentiality and Non —Disclosure Agreement executed on August 16, 1996 (copy attached). This Agreement confirms that your employment with HDI, and its affiliated entities (collectively, the “Company”) will cease effective September 14, 2007. The Company hereby offers to you the following severance package. In consideration of this offer, you agree to the following terms:
     1.  Effective Dates. Your last day of employment (i.e., the last day on which you will be expected to report to work, perform any duties and carry out assigned tasks) will be September 14, 2007 (“Separation Date”) and, provided you execute this Agreement, your payroll termination date (i.e. the last working day for which you will be paid your base salary) will be March 14, 2008.
2. Payment and Benefits.
     (a) Provided you execute this Agreement, you will receive your current base salary as of the date of this agreement through March 14, 2008, less the required deductions pursuant to applicable tax withholding laws and regulations, as well as applicable employee health insurance premiums through the salary continuation period. Additionally, you will remain eligible for the 2007 Management by Objective bonus payment.
     (b) You will receive payment for any accrued but unused vacation days through the Separation Date.
     (c) All benefit programs to which you are currently entitled and under which you have elected coverage shall cease as of September 30, 2007. The Company agrees to maintain the current level of medical and dental coverage for which you are currently enrolled ending March 31, 2008. Subsequent to that date, pursuant to COBRA, you may be eligible to continue your health insurance benefits for the statutory period permitted under COBRA. Your right to continue pursuant to COBRA shall be governed by applicable law and the terms of the plans and programs except as modified herein, and will be explained to you under separate cover which you shall receive as soon as practicable after the Separation Date. You also will be provided with an explanation under separate cover, of your rights, if any, pursuant to the Company’s 401(k) Plan.

     (d) Stock Options will be governed by the Stock Option plan documents.
     3. Review and Revocation. Employer has delivered to Employee two copies of this Agreement, signed by Employer. Employee understands and agrees that he has 21 days from the date Employee receives this Agreement (not counting the day Employee receives the Agreement) to consider the terms of and to sign this Agreement. Employee understands that, in Employee’s sole and absolute discretion, Employee may sign this Agreement prior to the expiration of the 21-day period. If Employee elects to sign this Agreement, he shall sign both copies and deliver one fully executed copy to Employer at 2400 NW 55th Ct., Fort Lauderdale, Florida 33309 , Attention: Human Resources Department. The second copy may be retained by Employee.
     Employee further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day Employee signed the Agreement) and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, Employee must give written notice stating that Employee wishes to revoke the Agreement to Employer (fax: (954) 739-8506). If Employee mails a notice of revocation to Employer, it must be postmarked no later than 7 days following the date on which Employee signed this Agreement (not counting the day Employee signed the Agreement) or the revocation shall not be effective.
     4. Release of All Claims; Further Action.
     (a) In consideration for the consideration provided for in Paragraph 1, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for Employee and or Employee’s heirs, assigns, and all persons and entities claiming by, through, or under Employee, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Employer and its Affiliates, individually or in any combination thereof, harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee had, has, or may claim to have against Employer or against any Affiliate, whether as an employee or otherwise (hereinafter collectively referred to as “Claim(s)”).
     (b) The release set forth in this Paragraph 3 includes without limitation any Claim(s) that Employee has, had, or may claim to have against Employer or any Affiliate (a) for wrongful termination or discharge, emotional distress, breach of express or implied contract of employment, employment related torts, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal or state law, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Florida Civil Rights Act, Florida Statutes § 760.01, et. seq. or any other federal, state, or local law prohibiting discrimination on the basis of race, color, religion, sex, age, national origin, disability, or any other protected group status; (c) any Claim(s) arising under the Age Discrimination in Employment Act, which prohibits discrimination against employees age 40 and above; (d) any Claim(s) arising under the Family and Medical Leave Act, (e) any Claim(s) arising under the Employee Retirement Income Security Act, (f) any Claim(s) for attorney’s fees or costs, and (g) for any other Claim(s) in any way related to or arising out of Employee’s employment with Employer or the termination of that employment.
     (c) Nothing in this Agreement waives Employee’s rights, if any, to continue Employee’s participation in Employer’s employee welfare benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan, or any vested rights that Employee may have under any employee pension or welfare benefit in which Employee participated as an employee of Employer.
     5. Full and Complete Release. Employee understands and agrees that he is releasing and waiving any and all Claim(s), including but not limited to Claims that Employee does not know exist in Employee’s favor at the time Employee signs this Agreement which, if known by Employee, would materially affect Employee’s decision to sign this Agreement. For the purpose of implementing a full and complete release and discharge of Employer and each and every Affiliate, Employee expressly acknowledges that the release set forth in Paragraph 3 is intended to include in its effect, without limitation, all Claim(s) which Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof, including but not limited to claims of fraud in the inducement in procuring this release, and that the release set forth in Paragraph 3 contemplates the extinguishment of any such Claim(s).
     6. Covenant Not to Sue. Employee promises not to file, or permit to be filed on Employee’s behalf, any lawsuit, charge, or complaint against Employer or any Affiliate with any administrative agency (unless prohibited by applicable statute of agency regulation) or with any state or federal court asserting any Claim(s) released in Paragraphs 3 and/or 4. In addition, Employee waives any right to recover damages, costs, and attorney’s fees in any action brought by Employee or by any other person or entity (including without limitation the Equal Employment Opportunity Commission or the Florida Commission on Human Relations on Employee’s behalf asserting any Claim(s) released by Paragraphs 3 and 4.
     7. Wages and Commissions Paid in Full. Employee acknowledges that he has received all monies due and owing to Employee from Employer, including without limitation any monies due and owing to Employee for wages, accrued but unused vacation benefits, commissions, or otherwise and that he has no claim against Employer whatsoever for the payment of any further wages, commissions, vacation benefits, or other monies.
     8. Restriction on Disclosure; Non-Disparagement. This Agreement is confidential information owned by Employer. Employee agrees that he shall not disclose the terms of this Agreement except to the extent required by law. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to Employee’s spouse, attorney, tax advisor or tax authorities. If Employee discloses the terms of this Agreement to Employee’s spouse, attorney, or tax advisor, as a condition of such disclosure, Employee will advise such person that he must not disclose the terms of this Agreement except to the extent required by law. Employee agrees to avoid making disparaging remarks or taking any action now, and at any time in the future, which could be considered detrimental to Employer.

     9. Return of Employer Property. Employee agrees to promptly deliver to Employer any property of Employer in Employee’s possession or under his control.
     10. Employment Reference/Inquiries. The parties agree that reference requests and employment inquiries made on Employee’s behalf will include providing only Employee’s dates of employment, job title, and job location, and Employer will provide no further or additional information in response to inquiries by prospective employers. The terms of this Agreement shall be kept confidential, and Employer will not hereafter disclose any information concerning this Agreement in connection with any reference request and employment inquiries made on Employee’s behalf.
     11. Noncompetition and Nonsolicitation. For and in consideration of the agreement of the Employer set forth in paragraph 1, and in order to protect the interest of the Employer in its confidential information referred to in Paragraph 11, during the 12 month period beginning on the termination of Employee’s employment with Employer, Employee shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, employer, stockholder, partner, consultant or otherwise with, any business that at any relevant time during such period directly or indirectly engages in any business that is competitive with that of Employer anywhere in the world (ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this Paragraph 10). During the 12 month period beginning on the termination of Employee’s employment with Employer, Employee shall not, directly or indirectly, solicit or otherwise induce or influence any employee of Employer to discontinue such employment relationship with Employer or employ or seek to employ, or cause any competitive business to employ or seek to employ, any person who is then (or was at any time within one year prior thereto) employed by Employer. The agreements set forth in this Paragraph 10 are ancillary to the agreements set forth in Paragraph 11.
     12. Confidential Information. Employee represents that he has returned to Employer all copies of any secret or confidential information, knowledge or data relating to Employer or any of its affiliated companies and their respective businesses that shall have been obtained by Employee during his employment by Employer, and further agrees not to communicate or divulge any such information, knowledge or data to anyone other than Employer or persons designated by Employer, nor use any such information, knowledge or data in any manner.
     13. Remedies.
     (a) Employee hereby acknowledges that if he breaches the restrictive covenants contained in Paragraphs 11 and 12 of this Agreement, the damages to Employer will result in irreparable harm to Employer, and Employee agrees that, in addition to any other remedies provided for herein or otherwise available at law, Employer shall be entitled in any court of equity having jurisdiction to an injunction on an ex parte basis without the need to post a bond restraining Employee in the event of a breach, actual or threatened, of the agreements and covenants contained in Paragraphs 10 and 11 of this Agreement.

     (b) The parties hereto believe that the restrictive covenants contained in Paragraphs 10 and 11 of this Agreement are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that said Paragraphs or any portion thereof, as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed amended so as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.
     14. Future Cooperation. Employee agrees to cooperate with Employer in connection with any matter with which he was involved as an employee of Employer or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter, including assigning all patent rights to Employer on existing or future patent applications on which Employee is listed as an inventor, which arose during Employee’s employment by Employer, all as reasonably requested by Employer. Any expenses incurred by the Employee will be the responsibility of the Employer.
     15. Not an Admission. This Agreement does not constitute an admission by Employer or by any Affiliate, and Employer and each and every Affiliate specifically deny, that Employer or any Affiliate has violated any contract, law, or regulation or that it or he has discriminated against Employee or otherwise infringed on Employee’s rights and privileges or done any other wrongful act. This Agreement does not constitute an admission by Employee, and Employee specifically denies, that Employee has violated any contract, law, or regulation or that he has infringed on Employer’s rights and privileges or done any other wrongful act.
     16. Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party. Notwithstanding any statute or case law to the contrary, this Agreement may not be modified except by a written instrument signed by each of the parties, whether or not such modification is supported by separate consideration.
     17. Miscellaneous. Notwithstanding any conflict of laws provisions to the contrary, this Agreement shall be governed by the laws of the State of Florida and the parties consent to the jurisdiction and venue of Broward County and Federal courts and waive any defenses based on jurisdiction or venue. Employee warrants that he has not assigned any Claim(s) released by this Agreement, or any interest therein, to any third party. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns of the respective parties hereto.

     18. Attorneys’ Fees. If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled.
     19. Knowing and Voluntary Execution. Employee acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement. Employee acknowledges that he has signed this Agreement voluntarily and of Employee’s own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against Employer or any Affiliate.
     20. Opportunity to Consult with Counsel. Employee further acknowledges that he has been encouraged by Employer to consult with an attorney, and has had the opportunity if he so chooses, to do so prior to signing this Agreement. Each party agrees that he or it shall be solely responsible for any attorney’s fees incurred by that party in the negotiation and execution of this Agreement.

EMPLOYEE
DATED:
Jon M. Schneider

EMPLOYER HOME DIAGNOSTICS, INC.
DATED:	By:
J. Richard Damron, Jr.

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